UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2015

Viking Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37355	46-1073877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 La Jolla Village Drive, Suite 400, La Jolla, CA 92122

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 550-7810

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 7, 2015, Viking Therapeutics, Inc. (the “Company”) entered into a Sublease (the “Sublease”) with Fish & Richardson P.C. (“Landlord”). The Sublease is for approximately 7,049 rentable square feet of space located at 12340 El Camino Real, Suite 250, San Diego, California 92130 (the “Premises”). The Premises will become the Company’s corporate headquarters.

The Sublease will commence on August 1, 2015 and will expire on September 30, 2018, unless terminated earlier in accordance with the terms of the Sublease. Monthly base rent payments due under the Sublease for the Premises will be $19,737, subject to annual increases of 3.0% during the term of the Sublease. The Company is also responsible for certain other costs under the Sublease, including electricity and utility expenses and certain repair and maintenance obligations.

The Sublease is subject to the consent of the master lessor (the “Master Lessor”) under Landlord’s lease for the Premises and Landlord is obligated under the Sublease to use commercially reasonable efforts to obtain the consent of the Master Lessor to the Sublease. If the consent of the Master Lessor is not obtained on or before August 1, 2015, either the Company or Landlord shall have the right to terminate the Sublease. The Sublease also contains customary default provisions allowing Landlord to terminate the Sublease if the Company fails to cure certain breaches of its obligations under the Sublease within a specified period of time. In addition, the Company will be obligated to indemnify the Landlord and the Master Lessor for certain losses incurred in connection with the Company’s use and occupancy of the Premises.

The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease, a copy of which the Company expects to file with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2015	Viking Therapeutics, Inc.

	By:	/s/ Brian Lian, Ph.D.
Brian Lian, Ph.D.
President and Chief Executive Officer